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                                                                   EXHIBIT 99.12



                  SEVENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                                 GENENTECH, INC.


         THIS SEVENTH AMENDMENT, effective as of the first day of October, 1999, by and between Fidelity Management Trust Company (the "Trustee") and Genentech, Inc. (the "Sponsor");


                                   WITNESSETH:

         WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 1, 1991, and amended May 1, 1994, December 1, 1995, May 8, 1996, April 1, 1997, November 9, 1997 and October 1, 1998 (as amended, the "Trust Agreement"), with regard to the Genentech, Inc. Tax Reduction Investment Plan (the "Plan"); and

         WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 15 thereof;

         NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement, effective as of October 1, 1999, by:

         (1) Adding a new Section 16, Electronic Services, as follows, and renumbering all subsequent subsections accordingly:

              SECTION 16.  ELECTRONIC SERVICES.

                  (a) The Trustee may provide communications and services via electronic medium ("Electronic Services"), including, but not limited to, Fidelity Plan Sponsor WebStation, Client Intranet, Client e-mail, interactive software products or any other information provided in an electronic format. The Sponsor, its agents and employees agree to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the data, information, software or services without the Trustee's written consent.

                  (b) The Sponsor shall be responsible for installing and
              maintaining all Electronic Services on its computer network and/or Intranet upon receipt in a manner so that the information provided via the



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              Electronic Service will appear in the same form and content as it appears on the form of delivery, and for any programming required to accomplish the installation. Materials provided for Plan Sponsor's intranet web sites shall be installed by the Sponsor and shall be clearly identified as originating from Fidelity. The Sponsor shall promptly remove Electronic Services from its computer network and/or Intranet, or replace the Electronic Service with an updated service provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

                  (c) Subject to the other terms of the Agreement, all
              Electronic Services shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee relative to the use of material or Electronic Services by the Sponsor. No rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Services and related material.

                  (d) To the extent that any Electronic Services utilize
              Internet services to transport data or communications, the Trustee will take, and Plan Sponsor agrees to follow, reasonable security precautions; however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the electronic material after delivering it to the Plan Sponsor.

         (2)  Amending the "Other" Section of Schedule "A" to add the following:

              - Rollover Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan's written criteria and any written guidelines provided by the Administrator and documented in the Plan



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                  Administrative Manual, or, if none, as set forth below:

                  To process a rollover request the participant must obtain the signature from the distributing plan, trustee or custodian, on the designated form, certifying that the monies distributed originally came from a qualified plan and have not been commingled with any non-eligible money. If a signature cannot be obtained a signed letter from the distributing plan, trustee or custodian on its Company letterhead will also be acceptable.

                  Requests that do not meet the specified criteria will be returned to the participant with further an explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the participant.

         (3) Amending Schedule "B" by adding a new "Rollover Processing" item as follows:

              Rollover Processing:              There shall be no fee charged
                                                for this service.

         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Seventh Amendment to be executed by their duly authorized officers effective as of the day and year first above written.



GENENTECH, INC.                               FIDELITY MANAGEMENT TRUST COMPANY



By: /s/ JUDITH A. HEYBOER  8/13/99         By: /s/ CAROLYN REDDEN  8/27/99
    ----------------------------------         ---------------------------
                            Date               Vice President     Date


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